Exhibit 99.1

Terns Highlights Additional Positive Phase 1 Clinical Data Supporting TERN-701’s Best-in-Disease Potential in Relapsed/Refractory CML at the 67th ASH Annual Meeting

64% MMR achievement by 24 weeks across all efficacy evaluable patients

75% MMR achievement by 24 weeks in efficacy evaluable patients at doses >320mg QD

Encouraging safety/tolerability profile maintained with longer duration of treatment

Company to host investor update call today at 4:30pm ET

FOSTER CITY, Calif., December 8, 2025 (GLOBE NEWSWIRE) — Terns Pharmaceuticals, Inc. (Terns or the Company) (Nasdaq: TERN), a clinical-stage oncology company, today announced that updated and expanded data from the ongoing CARDINAL trial of TERN-701, a novel investigational allosteric BCR::ABL1 inhibitor, in patients with previously treated chronic myeloid leukemia (CML) are being presented today at the 67th American Society of Hematology (ASH) Annual Meeting and Exposition taking place December 6-9, 2025 in Orlando, FL. The company will host a conference call and webcast for investors at 4:30pm ET today following the ASH presentation.

The ASH presentation will be made available on the Terns Pharmaceuticals website simultaneously with the oral presentation by Elias Jabbour, MD, Professor, Department of Leukemia, Division of Cancer Medicine, The University of Texas MD Anderson Cancer Center, and lead investigator on the TERN-701 Phase 1 CARDINAL study. Presentation details are summarized below.

“We are delighted that our investigators can share these unprecedented Phase 1 data for TERN-701 with patient groups and the broader hematology community at ASH. The 64% major molecular response (MMR) achievement rate reported in the abstract is maintained in the expanded dataset presented at ASH. The safety profile and higher MMR achievement rate of 75% over 24 weeks at doses of 320mg and above supports selection of 320mg and 500mg QD as the recommended phase 2 doses (RP2Ds) for expansion. Study enrollment has accelerated and surpassed 85 patients which supports rapidly advancing TERN-701 through dose expansion cohorts, dose selection, and the initiation of pivotal studies,” said Amy Burroughs, chief executive officer of Terns.

“We are particularly encouraged to see unprecedented rates of MMR in a highly refractory population, including compelling response achievement in patients with lack of efficacy on prior asciminib, ponatinib, and/or other marketed and investigational TKIs. In the RP2D dose range, we see a 36% DMR achievement rate by 24 weeks, highlighting the fast response kinetics of TERN-701. Importantly, with a median treatment duration of six months, we continue to see a favorable safety and tolerability profile at all doses, further positioning TERN-701 as the potential best-in-disease therapy in 2L+ and 1L CML, where we intend to focus pivotal clinical development,” stated Emil Kuriakose, MD, chief medical officer of Terns.

“While therapies for CML have come a long way since imatinib, there remains an unmet need for new drugs that achieve early, broad and deep responses with a safety/tolerability profile that allows long-term maintenance of response with improved quality of life for patients. Based on the data to date, TERN-701 represents an innovative treatment option that has the potential to achieve this important goal. I am excited to help advance this therapy for the benefit of CML patients,” said Dr. Jabbour.

The ASH oral presentation today reports data from the ongoing dose escalation and dose expansion parts of the CARDINAL study of TERN-701 in patients with previously treated CML. As of the September 13, 2025 cutoff date, 63 patients were enrolled.

Assessment of all dose cohorts (160mg – 500mg, n=63)

•	Of 38 efficacy-evaluable patients:

•	Overall (cumulative) MMR rate of 74% (28/38) by 24 weeks, with 64% (18/28) achieving MMR and 100% (10/10) maintaining MMR

•	MMR overall and achieved by 24 weeks in difficult to treat patient subgroups:

•	Lack of efficacy to last tyrosine kinase inhibitor (TKI): 65% (13/20) overall; 63% (12/19) achieved

•	Lack of tolerability to prior TKI: 88% (14/16) overall; 71% (5/7) achieved

•	Prior asciminib: 60% (6/10) overall; 43% (3/7) achieved

•	Prior asciminib, ponatinib and/or investigational TKI: 67% (8/12) overall; 50% (4/8) achieved

•	Deep molecular response (DMR) achievement rate by 24 weeks of 29% (10/34)

•	No patients had lost MMR at the time of data cutoff

•	Enrolled patients had heavily pretreated, refractory disease:

•	Median of 3 prior TKIs; 60% had ≥3 prior TKIs

•	57% and 44% had baseline BCR::ABL1 >1% and >10%, respectively

•	64% discontinued their last TKI due to lack of efficacy

•	38% had prior asciminib treatment (75% had lack of efficacy and 25% had lack of tolerability)

•	22% had prior ponatinib treatment (79% had lack of efficacy and 21% had lack of tolerability)

•	15% with BCR::ABL1 mutations (10% with T315I and 5% with non-T315I mutations)

•	Encouraging safety profile:

•

87% (55/63) of patients remained on treatment as of the data cutoff; with discontinuations due to disease progression (n=4), adverse events (n=1), and physician / patient decision or lost to follow up (n=3)

•	No dose-limiting toxicities (DLTs) were observed in dose escalation, and a maximum tolerated dose (MTD) was not reached

•	The majority of treatment-emergent adverse events (TEAEs) were low grade with no apparent dose relationship

•	Rates of cytopenia were generally low with less than 10% Grade 3 thrombocytopenia and neutropenia

•	Most common non-hematologic TEAEs were diarrhea (21%), headache (19%) and nausea (19%), all Grade 1 or 2

•	Grade 3 or higher TEAEs were all less than 10%, most commonly neutropenia (8%) and thrombocytopenia (8%)

•	TERN-701 exposures were approximately dose proportional across the dose range

•	Encouraging MMR achievement rates in patients with lack of efficacy to prior asciminib:

Subgroup	Baseline Characteristics		MMR achieved by 24 weeks
Prior asciminib (n=10)	No MMR at baseline	7/10 (70%)	3/7 (43%)
	Prior lack of efficacy	6/7 (86%)	2/6 (33%)
	Prior intolerance only	1/7 (14%)	1/1 (100%)

Assessment of patient cohorts at doses ≥ 320mg QD (n=53)

•	Similar overall baseline characteristics to the full study population:

•	Median of 3 prior TKIs

•	56% and 47% had baseline BCR::ABL1 >1% and >10%, respectively

•	38% had prior asciminib treatment, 21% had prior ponatinib treatment

•	68% discontinued their last TKI due to efficacy

•	In 30 efficacy evaluable patients, overall MMR rate of 80% (24/30) by 24 weeks, with 75% (18/24) achieving MMR and 100% maintaining MMR (6/6)

•	DMR achievement rate by 24 weeks of 36% (10/28)

•	Molecular responses observed across full spectrum of baseline BCR::ABL1 transcripts

	Baseline BCR::ABL1 (Patients at doses ≥ 320 mg QD)
	MR5 (n=0)	MR4.5 (n=1)	MR4 (n=1)	MR3 (n=4)	MR2 (n=11)	MR1 (n=4)	>10% (n=9)
MR5 (DMR)		1	1	1	1	1	1
MR4.5 (DMR)					3
MR4 (DMR)				1	1	1
MR3 (MMR)				2	6		4
MR2						1
MR1						1	1
BCR::ABL >10%							3

Note: Table includes response evaluable non-T315Im patients that have ≥1 baseline assessment with at least six months of treatment at visit cutoff, achievement of MMR or better prior to six months or treatment discontinuation prior to six months for any reason (n=30). Diagonal, bolded cells represent stable disease. Up/right of diagonal, bolded cells represents improvement in molecular response (MR) category, while down/left represents loss of efficacy. MR represents a decrease in the number of cells in the blood with the BCR::ABL1 gene and is quantified as a percentage. MR5: ≤0.001%, MR4.5: >0.001 to 0.0032%, MR4: >0.0032 to 0.01%, MR3: >0.01 to 0.1%, MR2: >0.1 to 1%, MR1: >1 to 10%.

Details for the ASH oral presentation are as follows:

Title: CARDINAL: A Phase 1 study of TERN-701, a novel investigational allosteric BCR::ABL1 inhibitor for patients with previously treated CML

Presenter: Elias Jabbour, MD, Professor, Department of Leukemia, Division of Cancer Medicine, The University of Texas MD Anderson Cancer Center

Session Name: 632. Chronic Myeloid Leukemia: Clinical and Epidemiological: Therapeutic agents to enhance patient outcomes

Session Date: December 8, 2025 at 2:45pm ET

Company Conference Call and Webcast Information

Terns will host a conference call and webcast for investors at 4:30pm ET on December 8, 2025 following the oral presentation at the ASH Annual Meeting. Members of the Terns management team will discuss additional TERN-701 data from CARDINAL, including patient vignettes, benchmarking comparisons and next steps for the development of TERN-701. The conference call will conclude with a Q&A session.

The webcast can be accessed in the investor relations section of the Company’s website. A replay of the event will be archived and available for a limited time.

About TERN-701 and CARDINAL Clinical Trial

TERN-701 is currently being evaluated in the CARDINAL trial (NCT06163430), a global multi-center dose escalation and dose-expansion clinical trial to assess safety, tolerability and efficacy in patients with previously treated chronic phase CML. The dose escalation portion of the CARDINAL trial completed in January 2025 with no DLTs observed up to the maximum dose of 500mg QD. Terns initiated the dose expansion portion of the trial in April 2025 with patients randomized to one of two dose cohorts (320mg or 500mg QD) with up to 40 patients per arm.

About Terns Pharmaceuticals

Terns Pharmaceuticals is a clinical-stage oncology company reimagining known biology to deliver high impact medicines. Our lead program, TERN-701, is a highly selective, oral, allosteric BCR-ABL inhibitor with a potentially best-in-disease profile that could meaningfully improve upon the efficacy, safety and convenience of existing treatments for chronic myeloid leukemia. For more information, please visit: www.ternspharma.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements about the Company within the meaning of the federal securities laws that involve substantial risks and uncertainties. Forward-looking statements include statements related to or in connection with expectations, timing and potential results of clinical trials and other development activities, including with respect to the CARDINAL trial; the potential indications to be targeted by the Company with its product candidates; the therapeutic potential of the Company’s product candidates; the potential for the mechanisms of action of the Company’s product candidates to be therapeutic targets for their targeted indications; the potential utility and progress of the Company’s product candidates in their targeted indications, including the clinical utility of the data from and the endpoints used in the Company’s clinical trials; the applicability of expected parameters and benchmarks on which to assess clinical trial results; the Company’s clinical development plans and activities, including potential future dosing regimens and trial designs, milestones and results of any interactions with regulatory authorities on its programs; the Company’s expectations regarding the profile and potential beneficial characteristics and therapeutic effects of its product candidates, including with respect to efficacy, tolerability, safety, convenience and pharmacokinetic profile; the potential differentiation of the Company’s product candidates compared to similar, competitive or other products or product candidates; the best-in-disease potential of TERN-701; and the Company’s plans for and ability to continue to execute on its current development strategy. All statements other than statements of historical facts contained in this press release, including statements regarding the Company’s strategy, future financial condition, future operations, future trial results, projected costs, prospects, plans, objectives of management and expected industry and market trends, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “design,” “develop,” “due,” “estimate,” “expect,”

“goal,” “intend,” “may,” “objective,” “plan,” “positioned,” “potential,” “predict,” “seek,” “should,” “target,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. The Company has based these forward-looking statements largely on its current expectations, estimates, forecasts and projections about future events and financial trends that it believes may affect its financial condition, results of operations, business strategy and financial needs. In light of the significant uncertainties in these forward-looking statements, you should not rely upon forward-looking statements as predictions of future events. These statements are subject to risks and uncertainties that could cause the actual results and the implementation of the Company’s plans to vary materially, including the risks associated with the initiation, cost, timing, progress, results and utility of the Company’s current and future research and development activities and preclinical studies and clinical trials. These risks are not exhaustive. For a detailed discussion of the risk factors that could affect the Company’s actual results, please refer to the risk factors identified in the Company’s reports filed with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the year ended December 31, 2024 and subsequent Quarterly Reports on Form 10-Q. New risk factors emerge from time to time and it is not possible for Company management to predict all risk factors, nor can the Company assess the impact of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in, or implied by, any forward-looking statements. Except as required by law, the Company undertakes no obligation to update publicly any forward-looking statements for any reason.

Contacts for Terns

Investors

Justin Ng

investors@ternspharma.com

Media

Jenna Urban

CG Life

media@ternspharma.com